Exhibit 99.2

CONSENT OF INDEPENDENT VALUER

We hereby consent to the description of our role in the real property valuation process set forth under the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the period ended June 30, 2026 of Hines Global Income Trust, Inc., being incorporated by reference in the Registration Statement on Form S-3 (No. 333-251136) of Hines Global Income Trust, Inc., and the related prospectus that is a part thereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.
August 14, 2026